Exhibit 99.(n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder of

Aberdeen Global Diversified Fixed Income Fund, Inc.:

We consent to use of our report dated June 21, 2013, included herein, with respect to the statement of assets and liabilities (in organization) of Aberdeen Global Diversified Fixed Income Fund, Inc. as of June 19, 2013, and the related statement of operations (in organization) for the period then ended and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information and Prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

June 21, 2013